[Letterhead]

                                                                     Tracy Shier
                                                              tshier@ottolaw.com



                                 April 14, 2005




Securities and Exchange Commission
Washington D.C., 20549


                            Re: Nannaco, Inc.
                            SEC File # 0-50672

Dear Sirs:

         Filed simultaneously herewith please find a Form 10-KSB/A for the above-referenced registrant amending the Form 10-KSB filed 2-2-2005 to reflect the comments of the Staff contained in a letter to Registrant dated March 31, 2005. . This filing includes our response to the comments relating to this filing from the Division of Corporate Finance received over the telephone on April 13, 2005.

         If you have any questions or comments, please do not hesitate to contact us.

         Thank you.

                                   Sincerely,


                                       /s/ Tracy M. Shier



Enclosure